Exhibit 21

Subsidiaries of the Registrant

1. DPW Financial Group, Inc., a Delaware corporation

2. DPW Technologies Group, Inc., a Delaware corporation

3. Coolisys Technologies, Inc., a Delaware corporation

4. Microphase Corporation, a Delaware corporation

5. FlexiSphere Acquisition Corp., a Delaware corporation

6. Digital Farms, Inc., a Delaware corporation

7. Digital Power Corporation, a Delaware corporation

8. Digital Power Lending, LLC, a California limited liability company

9. Power-Plus Technical Distributors, LLC, a California limited liability company

10. Digital Power Limited, a company organized under the laws of England and Wales